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                                                                    Exhibit 99.2

                       SETTLEMENT AGREEMENT BY AND BETWEEN
                  ARTHUR STEINBERG, AS COURT-APPOINTED RECEIVER
              FOR THE WOOD RIVER ENTITIES, AND ENDWAVE CORPORATION

          This Settlement Agreement (this "Agreement") is dated as of May 17, 2007, and is by and between (a) Arthur Steinberg, as court-appointed receiver (the "Receiver") for Wood River Partners, L.P. ("Wood River Domestic"), Wood River Partners Offshore, Ltd. ("Wood River Offshore" and, together with Wood River Domestic, the "Wood River Funds"), Wood River Capital Management, L.L.C. ("Wood River Capital"), and Wood River Associates, L.L.C. (collectively, including the Wood River Funds and Wood River Capital, the "Wood River Entities") and (b) Endwave Corporation ("Endwave").

          WHEREAS, on October 13, 2005, the United States Securities and Exchange Commission (the "Commission") commenced an action (the "SEC Action") against the Wood River Entities and John Hunting Whittier ("Whittier") in the United States District Court for the Southern District of New York (the "Court");

          WHEREAS, in the SEC Action, the Commission alleges that Whittier and the Wood River Entities violated sections 10(b), 13(d) and 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and certain rules promulgated thereunder and sections 206(1) and 206(2) of the Investment Advisers Act of 1940, as amended, by, among other things, acquiring beneficial ownership of a large percentage of the outstanding common stock of Endwave without disclosing such beneficial ownership through required filings with the Commission, and by making misrepresentations and omissions of material facts concerning the Wood River Funds;

          WHEREAS, also on October 13, 2005, the Commission filed an Application for Entry of an Order Granting a Preliminary Injunction, Freezing Assets, and Appointing a

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Receiver (the "Preliminary Injunction Application") seeking, among other things, the appointment of a receiver;

          WHEREAS, the Commission and Whittier, on consent of his counsel, agreed to, and the Court subsequently entered, a Stipulation And Order Granting Preliminary Injunction, Freezing Assets And Appointing Receiver (the "Preliminary Injunction Order") granting certain of the relief requested in the Preliminary Injunction Application and providing for the immediate appointment of the Receiver;

          WHEREAS, beginning in at least 2004 and during the first nine months of 2005, at the direction of Whittier, the Wood River Funds purchased substantial quantities of Endwave common stock and continued to own a large number of such shares at the time of the commencement of the SEC Action;

          WHEREAS, the 4,102,247 shares of Endwave common stock beneficially owned by the Wood River Funds (the "Endwave Shares") constitute the largest asset of the Wood River Entities in receivership;

          WHEREAS, on or about January 6, 2006, upon the application of the Receiver, the Court entered an order fixing February 28, 2006 as the last date for creditors and equity security holders to file proofs of claim and/or equity interest against any of the Wood River Entities (the "Bar Date");

          WHEREAS, prior to the Bar Date, on or about February 6, 2006, Endwave filed a proof of claim against each of the Wood River Entities in an unliquidated amount (the "Endwave Filed Claim"). By so doing, Endwave asserted a claim for disgorgement of presumed profits realized by any of the Wood River Entities pursuant to section 16(b) of the Exchange Act (the "Section 16(b) Claim") and for other damages to which Endwave asserted it may be entitled as a

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result of Whittier's and the Wood River Entities' accumulation of Endwave common stock allegedly in violation of the securities laws;

          WHEREAS, after an exchange of documents and information, and after extensive good faith negotiations between the Receiver on behalf of the Wood River Entities and Endwave (each a "Party" and, collectively, the "Parties"), the Parties have agreed to resolve any and all claims the Parties have or may have against each other, including, without limitation, the Endwave Filed Claim, and to provide a mechanism for the ultimate disposition of the Endwave Shares, in accordance with the terms of this Agreement.

          NOW, THEREFORE, for and in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

          1. (a) The Parties acknowledge that this Agreement is subject to approval of the Court. The Receiver shall apply to the Court for the entry of an order authorizing and approving this Agreement in the form annexed hereto as Exhibit "A," or in such other form as the Parties hereto may mutually agree (the "Approval Order"). The Receiver shall use his reasonable best efforts to obtain the Approval Order and, if requested by the Receiver, Endwave shall file a joinder to the Receiver's application for entry of the Approval Order. Within one business day after the Approval Order is entered by the Court, the Parties shall execute this Agreement and deliver executed signature pages to one another.

               (b) This Agreement shall become effective (such date, the "Effective Date") on the third business day after the Approval Order has been entered on the docket by the Clerk of the Court in the SEC Action. If the Effective Date does not occur before June 15, 2007 (unless extended in writing by the Parties), or if the Approval Order entered by the Court is

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reversed or vacated on appeal, then this Agreement shall be null and void, the
Parties shall be restored to the status quo ante, and nothing herein shall be deemed an admission by any Party hereto. If the Approval Order is entered by the Court but its effectiveness is thereafter stayed by a court of competent jurisdiction (a "Stay"), then the effectiveness of this Agreement and the Parties' obligations hereunder shall be stayed until such Stay is vacated.

          2. Upon the Effective Date, Endwave and the Receiver shall execute and deliver a registration rights agreement in the form annexed hereto as Exhibit "B," or in such other form as the Parties hereto may mutually agree (the "Registration Rights Agreement") providing for the filing of a shelf registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), registering for resale all of the Endwave Shares. The Registration Rights Agreement is incorporated as if set forth in this Agreement in its entirety.

          3. On the terms and subject to the conditions set forth in the Registration Rights Agreement, the Receiver shall (i) pay to the underwriters or placement agents to be engaged as contemplated by the Registration Rights Agreement all underwriting discounts and commissions or placement agent fees for the offering or placement and (ii) pay to Endwave the other reasonable and documented expenses incurred by Endwave relating to the offering or placement, including legal fees, accounting fees, printing fees and road show expenses up to a maximum of $550,000 in the case of a registered direct offering or $750,000 in the case of an underwritten offering (all of the foregoing amounts in clauses
(i) and (ii) collectively, the "Offering or Placement Expenses"). The Offering or Placement Expenses shall be paid by the Receiver at such time as the Wood River Entities have sold at least a number (the "Minimum Number") of the Endwave Shares so that after giving effect to such sale the Wood River Entities

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hold in the aggregate less than 10% of Endwave's outstanding common stock (the
"Minimum Sale Date"); provided, however, that in the event the Company commences a registered direct offering or an underwritten offering pursuant to the Registration Rights Agreement but the Receiver subsequently terminates such offering or elects to sell fewer than the Minimum Number of shares in such offering, the Offering or Placement Expenses shall be paid promptly following the termination or closing of such offering, as applicable (the "Offering Termination Date"). The Offering or Placement Expenses may be paid (a) in cash or (b) if mutually agreed by Endwave and the Receiver, in Endwave Shares or a combination of cash and Endwave Shares; provided, however, that in the event the Company commences a registered direct offering or an underwritten offering pursuant to the Registration Rights Agreement but the Receiver subsequently terminates such offering, the Offering or Placement Expenses may be paid, at the Receiver's discretion, by returning to the Company such number of Endwave Shares as is obtained by dividing the Offering or Placement Expenses by the average closing price of Endwave common stock over the 20 trading days ending immediately prior to the date the Receiver notifies Endwave of his intent to terminate the offering. For the purposes of calculating whether the Minimum Number of Endwave Shares has been sold, unless otherwise notified by Endwave in writing, the Receiver shall be entitled to use the number of shares of outstanding common stock reported in Endwave's most recently-filed report on Form 10-K or 10-Q.

          4. Solely in consideration for Endwave's release and settlement of its claims against the Wood River Entities, including, without limitation, the Endwave Filed Claim (including the Section 16(b) Claim), and in full and final satisfaction thereof, the Receiver, on behalf of the Wood River Entities, shall pay to Endwave cash in the amount of $425,000 for out-of-pocket expenses incurred by Endwave arising out of the Wood River Entities' accumulation

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of Endwave common stock (the "Payment"). The Payment shall be made by the
Receiver on the Minimum Sale Date; provided, however, that in the event the Company commences a registered direct offering or an underwritten offering pursuant to the Registration Rights Agreement but the Receiver subsequently terminates such offering or elects to sell fewer than the Minimum Number of shares in such offering, the Payment shall be made promptly following the Offering Termination Date. The Payment may be made (a) in cash or (b) if mutually agreed by Endwave and the Receiver, in Endwave Shares or a combination of cash and Endwave Shares; provided, however, that in the event the Company commences a registered direct offering or an underwritten offering pursuant to the Registration Rights Agreement but the Receiver subsequently terminates such offering, the Offering or Placement Expenses may be paid, at the Receiver's discretion, by returning to the Company such number of Endwave Shares as is obtained by dividing the Payment by the average closing price of Endwave common stock over the 20 trading days ending immediately prior to the date the Receiver notifies Endwave of his intent to terminate the offering.

          5. Effective on the occurrence of either the Minimum Sale Date or the Offering Termination Date, by operation of this section (for the avoidance of doubt, without the need for any further steps or actions to be taken by any party), the Receiver, on behalf of the Wood River Entities, hereby releases Endwave and each of its affiliates, and the officers, directors and employees of each of them (collectively, "Endwave Parties") from any and all claims, actions, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, liabilities, expenses and demands whatsoever, at law or in equity, whether contingent or matured, liquidated or unliquidated, known or unknown, direct or

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derivative ("Claims"), including, without limitation, any and all Claims that the Receiver and/or the Wood River Entities ever had, now have or hereafter can, shall or may have, relating to Endwave, the circumstances giving rise to the SEC Action and the Endwave Filed Claim from the beginning of time until the date of this Agreement; provided however, that nothing herein shall release the Endwave Parties from any of their obligations under the terms of this Agreement and the Registration Rights Agreement.

          6. Effective on the occurrence of either the Minimum Sale Date or the Offering Termination Date, by operation of this section (for the avoidance of doubt, without the need for any further steps or actions to be taken by any party), the Endwave Parties hereby release the Receiver and the Wood River Entities from any and all Claims, including, without limitation, any and all Claims that any of the Endwave Parties ever had, now have or hereafter can, shall or may have, relating to the Wood River Entities, the circumstances giving rise to the SEC Action and the Endwave Filed Claim from the beginning of time until the date of this Agreement; provided however, that nothing herein shall release the Receiver and the Wood River Entities from any of their obligations under the terms of this Agreement and the Registration Rights Agreement.

          7. Endwave and the Receiver each understand that this Agreement includes a release of all unknown and unsuspected claims and acknowledge that it or he has read and understands Section 1542 of the California Civil Code, which states:

     A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Endwave and the Receiver hereby waive, on their own behalf and, in the case of the Receiver, on behalf of the Wood River Entities, all rights and benefits under Section 1542 of the California

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Civil Code and any other similar law with regard to this Agreement, including the release of unknown and unsuspected claims contained herein.

          8. To more fully effectuate the release contained in paragraph 6 above, within three business days of its receipt of the Payment and the Offering or Placement Expenses, Endwave shall withdraw with prejudice the Endwave Filed Claim.

          9. The Parties hereto represent and warrant that they are fully authorized to enter into and perform under this Agreement, on behalf of themselves (and, in the case of the Receiver, the Wood River Entities), without any further or other consent or authorization from any person or entity, except with respect to the Receiver, whose authority to perform this Agreement is subject to approval by the Court.

          10. This Agreement may not be modified, amended or waived except in writing by the Party against whom such modification, amendment or waiver is sought to be enforced.

          11. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York without regard to the conflict of law rules thereof. The Court shall have exclusive jurisdiction over all matters related to this Agreement, including, among other things, for the purpose of ensuring that the Offering or Placement Expenses referred to in paragraph 3 above and the Payment referred to in paragraph 4 above are not subject to disgorgement for any reason.

          12. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns.

          13. This Agreement constitutes the sole and entire agreement and understanding of the Parties hereto with respect to the subject matter of this Agreement and

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supersedes all prior agreements, whether written or oral, with respect hereto.
All prior discussions, agreements and understandings of every kind and nature among the Parties with respect thereto are merged into and superseded by this Agreement.

          14. This Agreement may be executed by facsimile and in any number of counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall constitute but one and the same Agreement.

          15. It is expressly understood and agreed by the Parties hereto that
(i) this Agreement is executed and delivered by the Receiver, not individually or personally but solely in his capacity as Receiver for the Wood River Entities, in the exercise of the powers and authority conferred and vested in him under the Preliminary Injunction Order; (ii) each of the representations, undertakings, and agreements made herein on the part of the Receiver is made and intended not as personal representations, undertakings and agreements by the Receiver but is made and intended for the purpose of binding only the Receiver in his capacity as Receiver for the Wood River Entities; and (iii) under no circumstances shall the Receiver be personally liable for the payment of any indebtedness or expenses of the Wood River Entities or be liable for the breach or failure of any obligation, representation, warranty, or covenant made or undertaken by the Wood River Entities under this Agreement.

          16. All notices, requests and other communications provided in connection with this Agreement, whether or not required, shall be in writing, shall be delivered by hand, by first-class mail or overnight courier, shall be deemed given when received (whether or not accepted) or, in the case of a mailing, upon deposit with the U.S. Mail, and shall be addressed as set forth below or to such other persons or addresses as may designated by the Parties in writing from time to time.

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NOTICE TO THE RECEIVER:                   NOTICE TO ENDWAVE:
Arthur Steinberg, Esq.                    Mr. Edward A. Keible
Phillip A. Geraci, Esq.                   President and Chief Executive Officer
Emanuel Cherney, Esq.                     Endwave Corporation
Kaye Scholer LLP                          130 Baytech Drive
425 Park Avenue                           San Jose, California  95134
New York, New York  10022-3598            Telephone:  (408) 522-3100
Telephone:  (212) 836-8000                Facsimile:  (408) 522-3197
Facsimile:  (212) 836-8689
                                          with a copy to:

                                          Jodie M. Bourdet, Esq.
                                          Robert L. Eisenbach III, Esq.
                                          Cooley Godward Kronish LLP
                                          101 California Street, 5th Floor
                                          San Francisco, California  94111
                                          Telephone:  (415) 693-2000
                                          Facsimile:  (415) 693-2222

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          IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

ARTHUR STEINBERG, AS RECEIVER             ENDWAVE CORPORATION
FOR THE WOOD RIVER ENTITIES

By:  /s/ Arthur Steinberg                 By:  /s/ Edward A. Keible
     --------------------------------          --------------------------------
Arthur Steinberg, not individually but    Mr. Edward A. Keible
solely as the Receiver for the Wood       President and Chief Executive Officer
River Entities                            Endwave Corporation
c/o Kaye Scholer LLP                      130 Baytech Drive
425 Park Avenue                           San Jose, California  95134
New York, New York  10022-3598            Telephone:  (408) 522-3100
Telephone:   (212) 836-8000               Facsimile:  (408) 522-3197
Facsimile:   (212) 836-8689

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                                   EXHIBIT "A"

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UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

- - - - - - - - - - - - - - - - - - - - - - - x
SECURITIES AND EXCHANGE COMMISSION            :
                                              :
                       Plaintiff,             :
                                              :
               -against-                      :  Civil Action No.
                                              :  05-CV-8713 (NRB)
WOOD RIVER CAPITAL MANAGEMENT, L.L.C.,        :
WOOD RIVER ASSOCIATES, L.L.C., JOHN           :
HUNTING WHITTIER, WOOD RIVER PARTNERS,        :  ECF Case
L.P., and WOOD RIVER PARTNERS OFFSHORE,       :
LTD.,                                         :
                                              :
                            Defendants.
- - - - - - - - - - - - - - - - - - - - - - - x

              ORDER AUTHORIZING AND APPROVING SETTLEMENT AGREEMENT
              BY AND BETWEEN ARTHUR STEINBERG, AS COURT-APPOINTED
         RECEIVER FOR THE WOOD RIVER ENTITIES, AND ENDWAVE CORPORATION

          Arthur Steinberg, as court-appointed receiver (the "Receiver") for Wood River Partners, L.P., Wood River Partners Offshore, Ltd., Wood River Capital Management, L.L.C., and Wood River Associates, L.L.C. (collectively, the "Wood River Entities"), having presented to the Court for approval a certain Settlement Agreement with Endwave Corporation ("Endwave"), dated as of May 17, 2007 (the "Settlement Agreement") (a copy of which is annexed hereto as Exhibit "A"); and the Court having considered the Settlement Agreement and any and all pleadings filed herein; and after due deliberation and sufficient cause appearing therefor; it is

          ORDERED, that the Settlement Agreement be, and the same hereby is, approved in all respects; and it is further

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          ORDERED, that the Receiver is hereby authorized to execute and deliver the Settlement Agreement, and to take any and all actions required to consummate the transactions contemplated thereby; and it is further

          ORDERED, that the Receiver is hereby authorized to execute and deliver the Registration Rights Agreement (as defined in the Settlement Agreement), and to take any and all actions required to consummate the transactions contemplated thereby; and it is further

          ORDERED, that the Receiver is hereby authorized to enter into such underwriting, placement or similar agreements as are necessary or appropriate for purposes of completing the transactions contemplated by the Registration Rights Agreement and to pay such underwriting or placement commissions, fees or discounts, up to a maximum of 6% of the gross proceeds of any offering or placement, in connection with those transactions; and it is further

          ORDERED, that nothing set forth in this Order or the Settlement Agreement is intended to or shall in any way alter or modify the Preliminary Injunction Order or prejudice the rights of the SEC, and the SEC's rights are specifically and fully reserved; and it is further

          ORDERED, that this Court shall retain exclusive jurisdiction to construe and enforce this Order.

Dated: New York, New York
       May ___, 2007

                                              -------------------------------
                                              Naomi Reice Buchwald
                                              United States District Judge

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                                  2EXHIBIT "B"